EXHIBIT 99.1

NRG Energy, Inc. Reports Second Quarter Results; Modifies Guidance and Announces Successful IPO of NRG Yield (NYLD)

Financial Highlights

•                  $594 million of Adjusted EBITDA in the second quarter, including $140 million delivered by NRG’s retail businesses;

•                  $462 million of net proceeds from successful initial public offering of NRG Yield;

•                  Increased and repriced Term Loan B and Revolver, redeemed GenOn’s $575 million 2014 Senior Notes, and extended Revolver maturity by two years

Business and Operational Highlights

•                  Increased projected operational and cost synergy benefits arising from the GenOn transaction to $340 million in Adjusted EBITDA per year by 2014 and increased projected Free Cash Flow before Growth benefits to $482 million, also by 2014;

•                  Achieved full and on time commercial operations of the 550 MW El Segundo project on August 1, 2013 and the 720 MW Marsh Landing project during the second quarter, which together will contribute over $200 million in annual Adjusted EBITDA in 2014;

•                  Closed the acquisition of the 390 MW, 160 MWt Gregory cogeneration plant in Texas on August 7, 2013;

•                  Achieved commercial operations of the 75 MW natural gas peaking unit at WA Parish; completed 62 MW coal to gas conversion at Dover;

•                  Acquired two completed solar projects, Kansas South and TA-High Desert, totaling 40 MW;

•                  Acquired a 26 MW contracted solar project in advanced development on Guam;

•                  Announced the planned installation of solar arrays at the Mandalay Bay Resort Convention Center in Las Vegas;

•                  Grew net retail customer count by 23,000 during the quarter

2013 and 2014 Guidance

•                  Modified 2013 Guidance as follows:

•                  Adjusted EBITDA from $2,615-$2,815 million to $2,550-$2,700 million

•                  FCF before growth investments from $1,050-$1,250 million to $1,050-$1,200 million

•                  Reaffirmed 2014 Guidance as follows:

•                  Adjusted EBITDA of $2,850-$3,050 million;

•                  FCF before growth investments of $1,100-$1,300 million.

PRINCETON, NJ; August 9, 2013 — NRG Energy, Inc. (NYSE: NRG) today reported second quarter 2013 Adjusted EBITDA of $594 million with Wholesale contributing $393 million, Retail contributing $140 million and NRG Yield contributing $61 million. Year-to-date adjusted cash flow from operations totaled $331 million. Net loss for the first six months of 2013 was ($198) million, or ($0.63) per diluted common share compared to net income of $44 million, or $0.17 per diluted common share, for the first six months of 2012.

“While our current results have been impacted by a continuation of extraordinarily mild weather into the critical summer air conditioning season, particularly in Texas, we remain intensely focused across our Company on achieving the best possible results for 2013 under the circumstances while positioning the Company to realize the full financial potential of the GenOn combination in 2014,” said David Crane, NRG President and Chief Executive Officer. “We also are pleased that the strategic positioning of the Company has been considerably enhanced going forward as a result of the successful IPO of NRG Yield as the continued commodity weakness afflicting the merchant sector has made the long term contracted portion of our business a key component of our growth platform.”

Segment Results

Table 1: Adjusted EBITDA

($ in millions)	Three Months Ended		Six Months Ended
Segment	6/30/13	6/30/12(2)	6/30/13	6/30/12(2)
Retail	140	219	243	331
Wholesale
Gulf Coast
- Texas	117	228	189	367
- South Central	18	28	9	52
East	163	17	321	17
West	50	23	54	38
Other	3	14	11	27
NRG Yield	61	25	95	50
Alternative Energy	23	10	34	8
Corporate	19	(9)	11	(19)
Adjusted EBITDA(1)	594	555	967	871

(1)         Detailed adjustments by region are shown in Appendix A

(2)         Revised to reflect new EBITDA methodology

Table 2: Net Income/(Loss)

($ in millions)	Three Months Ended		Six Months Ended
Segment	6/30/13	6/30/12	6/30/13	6/30/12
Retail	(82)	797	287	804
Wholesale
Gulf Coast
- Texas	169	(427)	(257)	(501)
- South Central	6	11	(1)	(19)
East	142	(13)	(17)	(61)
West	37	21	30	7
Other	(3)	7	—	13
NRG Yield	33	(1)	40	4
Alternative Energy	(29)	(14)	(55)	(29)
Corporate	(143)	(130)	(225)	(174)
Net Income/(Loss)	130	251	(198)	44

Retail: Second quarter Adjusted EBITDA was $140 million; $79 million lower than second quarter 2012. Gross margin was lower by $67 million primarily due to a reduction in Mass and C&I load as a result of persistently mild summer weather and increased supply costs not fully recovered as a result of competitive renewal and acquisition pricing, partially offset by additional margin from higher customer count. Operating expenses increased $12 million primarily due to expenses associated with increased revenues as well as timing of other expenses.

Gulf Coast - Texas: Second quarter Adjusted EBITDA was $117 million; $111 million lower than the second quarter 2012 driven by lower gross margin of $108 million. The decline in gross margin was driven by lower average realized energy prices and the roll-off of higher priced hedges. Meanwhile, a reduction in generation within the gas fleet resulted in a decline of $23 million as milder quarter-over-quarter weather and the coal-to-gas switching experienced in the second quarter of 2012 did not continue in 2013.

Gulf Coast - South Central: Second quarter Adjusted EBITDA was $18 million, $10 million lower than the second quarter of 2012. Gross margins declined $10 million, notwithstanding a 4% increase in average realized energy margins, as a result of a combination of lower sales volumes and higher natural gas prices as compared to the prior year.

East: Second quarter Adjusted EBITDA was $163 million; $146 million higher than the second quarter 2012 driven by the addition of the GenOn assets which contributed $141 million. The balance of the quarter-over-quarter improvement in Adjusted EBITDA was driven by higher capacity revenue from the Dunkirk reliability support services agreement in western New York, an increase in New York and PJM hedged capacity prices of 31% and a 58% increase in realized energy prices at the coal plants.

West: Second quarter Adjusted EBITDA was $50 million; $27 million higher than the second quarter 2012. This is a result of the acquisition of the GenOn assets which increased gross margin in the region by $64 million. Partially offsetting the higher gross margin were higher operating costs totaling $27 million from the addition of the GenOn assets as well as maintenance work that was delayed in 2012 due to the San Onofre nuclear outage.

NRG Yield: Second quarter Adjusted EBITDA was $61 million; $36 million higher than second quarter 2012. The improvement was driven by assets that achieved commercial operations in 2013 which included the Marsh Landing natural gas-fired facility, and the Borrego, Alpine and Avra Valley solar facilities. Marsh Landing achieved commercial operations in May 2013, with Borrego, Alpine and Avra Valley achieving commercial operations in February 2013, January 2013 and December 2012, respectively.

Alternative Energy: Second quarter Adjusted EBITDA was $23 million; $13 million higher than the second quarter 2012. Solar gross margin was $27 million, a $13 million increase from the prior year driven by the addition of new phases to the Company’s Agua Caliente solar facility, and certain portion of the California Valley Solar Ranch (CVSR) facility. Partially offsetting the improved margin were NRG’s continued solar and new business development efforts.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	6/30/13	3/31/13	12/31/12
Cash and Cash Equivalents	1,368	1,707	2,087
Restricted cash	267	221	217
Total	1,635	1,928	2,304
Total Credit Facility Availability	1,181	1,157	1,058
Total Liquidity	2,816	3,085	3,362

Total current liquidity, as of June 30, 2013, was $2,816 million, a decrease of $546 million from December 31, 2012. Increases of $50 million in restricted cash and $123 million in total credit facility availability were more than offset by a $719 million decrease in cash and cash equivalents consisting of the following items:

•                  $1,050 million of cash outflows, through the first half of 2013, consisting of the following items:

•                  $394 million net financing activities consisting of: $775 million to repurchase senior notes along with $28 million refinancing fees, $41 million scheduled debt amortization; partially offset by $450 million increase in Term Loan B proceeds;

•                  $203 million of maintenance and environmental capital expenditures, net;

•                  $158 million of collateral deposits;

•                  $90 million of merger related payments;

•                  $73 million of dividends to common and preferred shareholders;

•                  $72 million of solar and conventional growth investments, net of debt proceeds, third party funding and cash grant proceeds;

•                  $25 million of share repurchases; and

•                  $35 million of other investing and financing activities

•                  Offset, in part, by $331 million of adjusted cash flow from operations

Growth Initiatives and Strategic Developments

NRG continued to enhance its competitiveness and strategic positioning through a wide range of growth initiatives, including:

IPO of NRG Yield

On July 22, 2013, the Company issued 22,511,250 shares of Class A common stock in NRG Yield (NYSE: NYLD) to the public. NRG Yield is an investment vehicle that holds and seeks to invest in high quality, contracted and operating conventional, renewable generation and thermal energy infrastructure assets developed, constructed, owned and/or operated by NRG, with a capital allocation strategy that is focused on dividend growth funded by reliable long term cash flows generated by its highly contracted portfolio of generating assets. The NYLD IPO was priced at $22 per share — above the initial pricing range of $19-21 per share. The Company received proceeds, net of underwriting discounts, commissions and fees, of approximately $462 million from the offering.

NRG Yield enhances NRG’s strategic competitiveness by enabling NRG, with a more competitively priced cost of equity capital, to drive the continued growth of its successful development and acquisition program for contracted renewable and conventional generation assets. NRG retains a 65.5% economic and voting interest in NRG Yield, which in turn holds a right of first offer for six additional contracted assets currently owned by NRG. These assets, combined with a number of repowering opportunities in earlier stages of development within NRG, provide NRG Yield a significant platform for future growth.

Solar

•                  Agua Caliente — As of June 30, 2013, 278 MW of generation capacity had achieved commercial operations making Agua Caliente the largest operating solar PV project in the United States. Overall, construction at Agua Caliente is several months ahead of schedule and is currently expected to reach full completion in early 2014 (290 MW). Power generated by Agua Caliente is being sold under a 25-year power purchase agreement (PPA) to Pacific Gas and Electric Co (PG&E). NRG owns a 51% interest in the project.

•                  CVSR — Construction of the California Valley Solar Ranch project is ahead of schedule with 127 MW having achieved commercial operations by June 30, 2013, with the remaining 123 MW expected to come on line by the fourth quarter of 2013. Power from this project is being sold to PG&E under 25-year PPAs.

•                  Ivanpah — All units (378 MW) are currently expected to be completed in the fourth quarter of 2013. Power from Units 1 and 3 will be sold to PG&E via two 25-year PPAs, and power from Unit 2 will be sold to Southern California Edison (SCE) under a 20-year PPA.

•                  Other Solar —

•                  In June 2013, the Company reached commercial operations for two solar projects totaling 40 MW acquired from Recurrent Energy, Kansas South and TA-High Desert. The solar facilities provide electricity to SCE and PG&E under 20-year PPAs.

•                  In July 2013, the Company reached agreement to acquire a 26 MW solar project on the island of Guam from Quantum Guam Power Holdings, LLC, a wholly-owned affiliate of Quantum Utility Generation, LLC. NRG Solar will construct, own and operate the solar project which will sell all of its power output to the Guam Power Authority, the island’s sole electric utility, under two 25-year PPAs.

•                  In July 2013, the Company announced the planned installation of one of the largest contiguous rooftop solar photovoltaic arrays in the world at the Mandalay Bay Resort Convention Center in Las Vegas. The 6 MW installation will be MGM Resorts’ first commercial solar project in the United States and will generate enough electricity to power the equivalent of 1,000 homes.

Conventional

•                  Gregory — On August 7, 2013, the Company closed on the acquisition of the 390 MW, 160 MWt Gregory cogeneration plant in Corpus Christi, Texas, for $244 million (after working capital adjustments), expanding its growing cogeneration fleet as it provides NRG with additional cost-effective baseload power in ERCOT. This acquisition will be funded by $120 million of Term Loan proceeds and NRG equity.

•                  Marsh Landing — On May 1, 2013, the Company achieved commercial operations and commenced delivery of the PPA for its Marsh Landing project, a 720 MW natural gas-fired peaking facility adjacent to the Company’s Contra Costa generating facility near Antioch, California. The facility is contracted with PG&E under a 10-year PPA.

•                  El Segundo — On August 1, 2013, the Company achieved commercial operations and commenced delivery of the PPA for its El Segundo Power Generating Station, a 550 MW fast start, gas turbine combined cycle generating facility in El Segundo, California. The facility was constructed pursuant to a 10-year, 550 MW PPA with Southern California Edison.

•                  WA Parish Peaking Unit — On June 29, 2013, the Company achieved commercial operation of its 75 MW natural gas peaking unit at Parish.

Outlook for 2013 and 2014

NRG has revised downward and narrowed the range of its Adjusted EBITDA and FCF before growth investments guidance for 2013. This reduction primarily arises out of the volumetric sales shortfall caused by the unseasonably mild summer weather in Texas. As usual, our guidance assumes normalized weather for the balance of the year, including the remainder of the Texas summer.

The Company’s guidance for fiscal year 2014 remains the same with respect to both Adjusted EBITDA and FCF before growth investments and assumes, in each case, normalized weather through 2014.

Table 4: 2013 and 2014 Adjusted EBITDA and FCF before growth investments Guidance

	8/9/2013		6/24/2013
(dollars in millions)	2013	2014	2013	2014
Adjusted EBITDA	2,550 – 2,700	2,850 – 3,050	2,615 – 2,815	2,850 – 3,050
Interest payments	(945)	(945)	(945)	(945)
Income tax	50	(40)	50	(40)
Working capital/other changes	(120)	(165)	(120)	(215)
Adjusted Cash flow from operations	1,535 – 1,685	1,700 – 1,900	1,600 – 1,800	1,650 – 1,850
Maintenance capital expenditures, net	(325)-(345)	(315)-(335)	(385)-(405)	(325)-(345)
Environmental capital expenditures, net	(135)-(145)	(220)-(240)	(155)-(175)	(205)-(225)
Preferred dividends	(9)	(9)	(9)	(9)
Distributions to non-controlling interests-NRG Yield and Solar	(7)	(33)	(1)	(6)
Free cash flow — before growth investments	1,050 – 1,200	1,100 – 1,300	1,050 – 1,250	1,100 – 1,300

Notes - subtotals and totals are rounded

2013 Capital Allocation Program

The IPO of NRG Yield closed on July 22, 2013, with the Company receiving proceeds, net of underwriting discounts and commissions, of approximately $468 million from the offering. NRG Yield will retain approximately $73 million to fund general corporate purposes and the Company expects to pay approximately $6 million in transaction-related expenses for the IPO.

During the second quarter of 2013, NRG exceeded the previously announced $1 billion deleveraging plan by retiring $575 million of GenOn Senior notes. The Company also repriced its Term Loan and increased its size by $450 million. The Corporate Revolver was also repriced, increased by $211 million and its maturity was extended by two years. These actions resulted in exceeding annual balance sheet efficiency targets by over $40 million. The nearest corporate debt maturity is now 2018.

During the first six months of 2013, the Company purchased 972,292 shares of NRG common stock for $25 million, at an average cost of $25.88 per share. The Company intends to complete the remaining $175 million of share repurchases by the end of 2013.

On July 19, 2013, the Company declared a quarterly dividend of $0.12 per share, payable August 15, 2013, to shareholders of record as of August 1, 2013.

The Company’s common stock dividend and share repurchases are subject to available capital, market conditions, and compliance with associated laws and regulations.

Earnings Conference Call

On August 9, 2013, NRG will host a conference call at 9:00 am eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

About NRG

NRG is at the forefront of changing how people think about and use energy. We deliver cleaner and smarter energy choices for our customers, backed by the nation’s largest independent power generation portfolio of fossil fuel, nuclear, solar and wind facilities. A Fortune 500 company, NRG is challenging the U.S. energy industry by becoming one of the largest developers of solar power, building the first comprehensive electric vehicle ecosystem, and providing customers with the most advanced smart energy solutions to better manage their energy use. In addition to 46,000 megawatts of generation capacity, enough to supply nearly 40 million homes, our retail electricity providers — Reliant, Green Mountain Energy and Energy Plus — serve more than two million customers. More information is available at www.nrgenergy.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

Safe Harbor Disclosure

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the merger between NRG and GenOn, the Company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify or successfully implement acquisitions and repowerings, our ability to implement value enhancing improvements to plant operations and companywide processes, our ability to obtain federal loan guarantees, the inability to maintain or create successful partnering relationships, our ability to operate our businesses efficiently including NRG Yield, our ability to retain retail customers, our ability to realize value through our commercial operations strategy and the creation of NRG Yield, the ability to successfully integrate the businesses of NRG and GenOn, the ability to realize anticipated benefits of the transaction (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, and share repurchase under the Capital Allocation Plan may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA guidance and free cash flows are estimates as of today’s date, August 9, 2013 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG makes available free of charge at www.nrgenergy.com (in the “Investors” section), copies of materials it files with, or furnish to, the SEC.

Contacts:

Media:	Investors:

Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

Dave Knox	Lori Stagliano
713.537.2130	609.524.4528

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months ending June 30,		Six Months ending June 30,
(In millions, except for per share amounts)	2013	2012	2013	2012
Operating Revenues
Total operating revenues	$2,929	$2,166	$5,010	$4,028
Operating Costs and Expenses
Cost of operations	2,059	1,337	3,824	2,920
Depreciation and amortization	305	234	603	464
Selling, general and administrative	213	183	442	389
Acquisition-related transaction and integration costs	37	—	69	—
Development activity expenses	20	15	36	28
Total operating costs and expenses	2,634	1,769	4,974	3,801
Operating Income	295	397	36	227
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	8	14	11	22
Other income, net	—	2	4	3
Loss on debt extinguishment	(21)	—	(49)	—
Interest expense	(206)	(167)	(402)	(332)
Total other expense	(219)	(151)	(436)	(307)
Income/(Loss) Before Income Taxes	76	246	(400)	(80)
Income tax benefit	(61)	(13)	(210)	(133)
Net Income/(Loss)	137	259	(190)	53
Less: Net income attributable to noncontrolling interest	7	8	8	9
Net Income/(Loss) Attributable to NRG Energy, Inc.	130	251	(198)	44
Dividends for preferred shares	3	3	5	5
Income/(Loss) Available for Common Stockholders	$127	$248	$(203)	$39
Earnings/(Loss) Per Share Attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	323	228	323	228
Earnings/(Loss) per weighted average common share — basic	$0.39	$1.09	$(0.63)	$0.17
Weighted average number of common shares outstanding — diluted	327	229	323	229
Earnings/(Loss) per weighted average common share — diluted	$0.39	$1.08	$(0.63)	$0.17
Dividends Per Common Share	$0.12	$—	$0.21	$—

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME/(LOSS)

(Unaudited)

	Three Months ending June 30,		Six Months ending June 30,
	2013	2012	2013	2012
Net Income/(Loss)	$137	$259	$(190)	$53
Other Comprehensive Income/(Loss), net of tax
Unrealized gain/(loss) on derivatives, net of income tax (expense)/ benefit of $(12), $47, $(3) and $52	17	(80)	24	(89)
Foreign currency translation adjustments, net of income tax benefit of $12, $5, $12 and $2	(19)	(8)	(19)	(2)
Available-for-sale securities, net of income tax benefit/(expense) of $2, $0, $(1) and $0	—	—	2	—
Defined benefit plans, net of tax expense of $9, $0, $4 and $0	20	—	25	—
Other comprehensive income/(loss)	18	(88)	32	(91)
Comprehensive Income/(Loss)	155	171	(158)	(38)
Less: Comprehensive income attributable to noncontrolling interest	7	8	8	9
Comprehensive Income/(Loss) Attributable to NRG Energy, Inc.	148	163	(166)	(47)
Dividends for preferred shares	3	3	5	5
Comprehensive Income/(Loss) Available for Common Stockholders	$145	$160	$(171)	$(52)

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,368	$2,087
Funds deposited by counterparties	134	271
Restricted cash	267	217
Accounts receivable — trade, less allowance for doubtful accounts of $32 and $32	1,290	1,061
Inventory	874	911
Derivative instruments	1,853	2,644
Cash collateral paid in support of energy risk management activities	387	229
Deferred income taxes	10	56
Renewable energy grant receivable	345	58
Prepayments and other current assets	415	401
Total current assets	6,943	7,935
Property, plant and equipment, net of accumulated depreciation of $5,959 and $5,417	20,454	20,241
Other Assets
Equity investments in affiliates	639	676
Note receivable, less current portion	70	79
Goodwill	1,954	1,956
Intangible assets, net of accumulated amortization of $1,851 and $1,706	1,120	1,200
Nuclear decommissioning trust fund	503	473
Derivative instruments	587	662
Deferred income taxes	1,644	1,288
Other non-current assets	578	600
Total other assets	7,095	6,934
Total Assets	$34,492	$35,110
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$737	$147
Accounts payable	1,196	1,171
Derivative instruments	1,512	1,981
Cash collateral received in support of energy risk management activities	134	271
Accrued expenses and other current liabilities	832	1,100
Total current liabilities	4,411	4,670
Other Liabilities
Long-term debt and capital leases	15,889	15,736
Nuclear decommissioning reserve	287	354
Nuclear decommissioning trust liability	287	273
Deferred income taxes	47	55
Derivative instruments	420	500
Out-of-market contracts	1,182	1,231
Other non-current liabilities	1,417	1,555
Total non-current liabilities	19,529	19,704
Total Liabilities	23,940	24,374
3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	249	249

Commitments and Contingencies
Stockholders’ Equity
Common Stock	4	4
Additional paid-in capital	7,615	7,587
Retained earnings	4,179	4,448
Less treasury stock, at cost — 77,416,791 and 76,505,718 shares, respectively	(1,944)	(1,920)
Accumulated other comprehensive loss	(118)	(150)
Noncontrolling interest	567	518
Total Stockholders’ Equity	10,303	10,487
Total Liabilities and Stockholders’ Equity	$34,492	$35,110

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months ended June 30
	2013	2012
	(In millions)
Cash Flows from Operating Activities
Net (loss)/ Income	$(190)	$53
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	5	(1)
Depreciation and amortization	603	464
Provision for bad debts	23	17
Amortization of nuclear fuel	16	16
Amortization of financing costs and debt discount/premiums	(26)	17
Adjustment to loss on debt extinguishment	(16)	1
Amortization of intangibles and out-of-market contracts	124	81
Amortization of unearned equity compensation	24	18
Changes in deferred income taxes and liability for uncertain tax benefits	(224)	(145)
Changes in nuclear decommissioning trust liability	25	17
Changes in derivative instruments	174	74
Changes in collateral deposits supporting energy risk management activities	(158)	240
Cash used by changes in other working capital	(458)	(267)
Net Cash (Used)/Provided by Operating Activities	(78)	585
Cash Flows from Investing Activities
Acquisitions of business, net of cash acquired	(39)	—
Capital expenditures	(1,281)	(1,593)
Increase in restricted cash, net	(31)	(58)
(Increase)/decrease in restricted cash to support equity requirements for U.S. DOE funded projects	(16)	142
Increase in notes receivable	(11)	(21)
Investments in nuclear decommissioning trust fund securities	(233)	(236)
Proceeds from sales of nuclear decommissioning trust fund securities	208)	220
Proceeds from renewable energy grants	48	35
Other	(20)	(44)
Net Cash Used by Investing Activities	(1,375)	(1,555)
Cash Flows from Financing Activities
Payment of dividends to common and preferred stockholders	(73)	(5)
Payment for treasury stock	(25)	—
Net receipts from/(payments for) settlement of acquired derivatives that include financing elements	171	(44)
Proceeds from issuance of long-term debt	1,472	927
Contributions and sales proceeds from noncontrolling interests in subsidiaries	33	270
Proceeds from issuance of common stock	9	—
Payment of debt issuance costs	(35)	(12)
Payments for short and long-term debt	(816)	(121)
Net Cash Provided by Financing Activities	736	1,015
Effect of exchange rate changes on cash and cash equivalents	(2)	(1)
Net (Decrease)/Increase in Cash and Cash Equivalents	(719)	44
Cash and Cash Equivalents at Beginning of Period	2,087	1,105
Cash and Cash Equivalents at End of Period	$1,368	$1,149

Appendix Table A-1: Second Quarter 2013 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

(dollars in millions)	Retail	Texas	South Central	East	West	Other Conventional	NRG Yield	Alt. Energy	Corp.	Total
Net Income/(Loss)	(82)	169	6	142	37	(3)	33	(29)	(143)	130
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	—	4	3	7
Income Tax	—	—	—	—	—	1	1	—	(63)	(61)
Interest Expense, net	—	—	4	14	(1)	—	6	17	164	204
Depreciation, Amortization and ARO Expense	36	112	25	82	13	1	9	27	7	312
Loss on Debt Extinguishment	—	—	—	—	—	—	—	—	21	21
Amortization of Contracts	18	12	(6)	(8)	(2)	—	—	—	1	15
EBITDA	(28)	293	29	230	47	(1)	49	19	(10)	628
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	1	—	1	4	12	6	(8)	16
Integration & Transaction Costs	—	—	—	—	—	—	—	—	37	37
Deactivation costs	—	—	—	6	2	—	—	—	—	8
Asset and Investment Write-offs	—	3	—	—	—	—	—	—	—	3
Economic Hedge	168	(179)	(12)	(73)	—	—	—	(2)	—	(98)

Adjusted EBITDA	140	117	18	163	50	3	61	23	19	594

Appendix Table A-2: Second Quarter 2012 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

(dollars in millions)	Retail	Texas	South Central	East	West	Other Conventional	NRG Yield	Alt. Energy	Corp.	Total
Net Income/(Loss)	797	(427)	11	(13)	21	7	(1)	(14)	(130)	251
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	—	8	—	8
Income Tax	—	—	—	—	—	2	(1)	1	(15)	(13)
Interest Expense, net	1	—	4	5	—	1	16	1	135	163
Depreciation, Amortization and ARO Expense	44	114	23	33	4	—	6	10	2	236
Amortization of Contracts	33	11	(4)	—	—	—	—	—	—	40
EBITDA	875	(302)	34	25	25	10	20	6	(8)	685
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	—	—	—	4	5	1	(2)	8
Asset Write Off and Impairment	—	1	—	—	—	—	—	—	—	1
Transaction fee on asset sale	—	—	—	—	—	—	—	—	1	1
Economic Hedge	(656)	529	(6)	(8)	(2)	—	—	3	—	(140)

Adjusted EBITDA	219	228	28	17	23	14	25	10	(9)	555

Appendix Table A-3: YTD Second Quarter 2013 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

(dollars in millions)	Retail	Texas	South Central	East	West	Other Conventional	NRG Yield	Alt. Energy	Corp.	Total
Net Income/(Loss)	287	(257)	(1)	(17)	30	—	40	(55)	(225)	(198)
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	—	5	3	8
Income Tax	—	—	—	—	—	1	5	—	(216)	(210)
Interest Expense, net	1	—	8	27	(1)	—	11	23	328	397
Depreciation, Amortization and ARO Expense	68	225	49	162	27	2	19	51	10	613
Loss on Debt Extinguishment	—	—	—	—	—	—	—	—	49	49
Amortization of Contracts	39	21	(11)	(19)	(4)	—	—	—	—	26
EBITDA	395	(11)	45	153	52	3	75	24	(51)	685
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	1	—	1	8	20	11	(8)	33
Integration & Transaction Costs	—	—	—	—	—	—	—	—	69	69
Deactivation costs	—	—	—	9	2	—	—	—	—	11
Asset and Investment Write-offs	—	3	—	—	—	—	—	—	1	4
Economic Hedge	(152)	197	(37)	159	(1)	—	—	(1)	—	165

Adjusted EBITDA	243	189	9	321	54	11	95	34	11	967

Appendix Table A-4: YTD Second Quarter 2012 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

(dollars in millions)	Retail	Texas	South Central	East	West	Other Conventional	NRG Yield	Alt. Energy	Corp.	Total
Net Income/(Loss)	804	(501)	(19)	(61)	7	13	4	(29)	(174)	44
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	—	9	—	9
Income Tax	—	—	—	—	—	4	2	1	(140)	(133)
Interest Expense, net	2	—	9	9	(1)	1	20	7	281	328
Depreciation, Amortization and ARO Expense	85	229	46	65	7	—	12	19	4	467
Amortization of Contracts	67	19	(9)	—	—	1	—	—	—	78
EBITDA	958	(253)	27	13	13	19	38	7	(29)	793
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	—	—	1	8	12	—	—	21
Legal Settlement	—	—	—	—	20	—	—	—	—	20
Transaction fee on asset sale	—	—	—	—	—	—	—	—	9	9
Asset and Investment Write-offs	—	2	—	—	—	—	—	—	1	3
Economic Hedge	(627)	618	25	4	4	—	—	1	—	25

Adjusted EBITDA	331	367	52	17	38	27	50	8	(19)	871

Appendix Table A-5: 2013 and 2012 YTD Second Quarter Adjusted Cash Flow from Operations Reconciliations

The following table summarizes the calculation of adjusted cash flow operating activities providing a reconciliation to net cash provided by operating activities

(dollars in millions)	Six months ended June 30, 2013	Six months ended June 30, 2012
Net Cash (Used)/Provided by Operating Activities	(78)	585
Adjustment for change in collateral	158	(240)
Reclassifying of net receipts (payments) for settlement of acquired derivatives that include financing elements	171	(44)
Add: GenOn Merger and integration costs	80	—
Adjusted Cash Flow from Operating Activities	331	301

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•                  EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•                  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•                  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger and integration related costs. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger and integration related costs as they are one time and unique in nature and do not reflect ongoing cash from operations and they are fully disclosed to investors.

Free cash flow (before growth investments) is adjusted cash flow from operations less maintenance and environmental capital expenditures, net of funding, and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow before growth investments as a measure of cash available for discretionary expenditures.